EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

American Express Board Authorizes Share Repurchase Plan,
Announces 15 Percent Dividend Increase

New York, NY, March 8, 2023 – The Board of Directors of American Express Company (NYSE: AXP) approved the repurchase of up to 120 million common shares, in accordance with the company’s capital plans that are, from time to time, reviewed and not objected to by the Federal Reserve. This authorization replaces the approximately 36 million common shares of common stock remaining from the previous Board authorization in 2019.
The timing and amount of common shares purchased under the company’s authorized capital plans will depend on various factors, including the company’s business plans, financial performance and market conditions.

Separately, the Board of Directors approved a $0.08 – or 15 percent – increase in the quarterly dividend on the company’s common stock, consistent with the planned increase discussed in the company’s fourth-quarter 2022 earnings release. The dividend was raised to $0.60 per common share, from $0.52, payable on May 10, 2023, to shareholders of record on April 7, 2023.

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CONTACTS:
Media:
Andrew R. Johnson, Andrew.R.Johnson@aexp.com, +1.212.640.8610

Investors/Analysts:
Kerri S. Bernstein, Kerri.S.Bernstein@aexp.com, +1.212.640.5574
Michelle A. Scianni, Michelle.A.Scianni@aexp.com, +1.212.640.5574

ABOUT AMERICAN EXPRESS
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate sustainability information: personal cards, business cards and services, travel services, gift cards, prepaid cards, merchant services, Accertify, Kabbage, Resy, corporate card, business travel, diversity and inclusion, corporate sustainability and Environmental, Social, and Governance reports.
Source: American Express Company
Location: Global

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